Exhibit 10.12

AMENDMENT

to the Master Lease Agreement

between Open Joint Stock Company “Real Estate Investment Fund PIOGLOBAL” and PREA, L.L.C.

THIS AMENDMENT (this “Amendment”) to the Master Lease Agreement dated 1 July 1996 is executed on this 5th day of May 2004 between

PREA, L.L.C. (formerly known as Pioneer Real Estate Advisors, Inc.), a legal entity incorporated under the laws of State of Delaware, USA, having its principal place of business at: One Faneuil Hall Marketplace, Boston, Massachusetts, 02109, U.S.A., represented by James Sheppard, its Managing Director, acting on the basis of power of attorney (“PREA”) and

Open Joint Stock Company “Real Estate Investment Fund PIOGLOBAL” (formerly known as OAO “Investment Fund PIOGLOBAL”, OAO “Pioneer First Investment Fund”, OAO “First Investment Voucher Fund”), a legal entity incorporated under the laws of Russian Federation, having its legal address at: Russian Federation, 125445, Moscow, ul. Smolnaya, 24/D, represented by Closed Joint Stock Company “PIOGLOBAL Asset Management”, its Management Company acting pursuant to paragraph 3 of Article 3 of the Federal Law “On Investment Funds” and Contract on Transfer of Authorities of Sole Executive Management Body of July 24, 2002 # B-322, in the person of Andrei M. Uspensky, General Director of the Management Company, acting on the basis of the Charter of Closed Joint Stock Company “PIOGLOBAL Asset Management” (the “Fund”)

RECITALS:

(A)	The parties entered into the Master Lease Agreement dated 1 July 1996 as amended (the “Lease”) in respect of the whole building located at: Russian Federation, 125445, Moscow, ul. Smolnaya 24/D (the “Building”), owned by the Fund;

(B)	The parties have agreed to amend and re-state the Lease to reflect the most recent Bureau of Technical Inventory measurements of the Building, to extend the term of the Lease, to reflect the new name of the Fund and amend certain other terms of the Lease;

(C)	The parties hereby agree in accordance with Article 425.2 of the Civil Code of the Russian Federation that this Amendment shall be effective as of 1 January 2004;

NOW, THEREFORE, in consideration for the Building, rents and mutual covenants set forth in the Lease and this Amendment, the parties hereby amend the Lease as follows:

1	With effect from 1 January 2004, the Lease shall be amended and restated to read as follows:

“Master Lease Agreement

This Master Lease Agreement (“Lease”) is executed on this day of 1 July 1996 (“Effective Date”) by and between:

PREA, L.L.C. (formerly known as Pioneer Real Estate Advisors, Inc.), a company incorporated under the laws of State of Delaware, USA, having its principal place of business at: One Faneuil Hall Marketplace, Boston, Massachusetts, 02109, U.S.A., represented by James Sheppard, its Managing Director, acting on the basis of power of attorney (“PREA”) and

Open Joint Stock Company “Real Estate Investment Fund PIOGLOBAL” (formerly known as OAO “Investment Fund PIOGLOBAL”, OAO “Pioneer First Investment Fund”, OAO “First Investment Voucher Fund”), a legal entity incorporated under the laws of Russian Federation, having its legal address at: Russian Federation, 125445, Moscow, ul. Smolnaya, 24/D, represented by Closed Joint Stock Company “PIOGLOBAL Asset Management”, its Management Company acting pursuant to paragraph 3 of Article 3 of the Federal Law “On Investment Funds” and Contract on Transfer of Authorities of Sole Executive Management Body of July 24, 2002 # B-322, in the person of Andrei M. Uspensky, General Director of the Management Company, acting on the basis of the Charter of Closed Joint Stock Company “PIOGLOBAL Asset Management” (the “Fund”)

NOW, THEREFORE, in consideration for the Building, rents and mutual covenants set forth in this Lease, the parties hereby agree as follows:

Article 1. Subject of the Agreement

1.1	Lease. The Fund hereby leases to PREA, and PREA hereby leases from the Fund, the entire non-residential office building with total area of 22,359.2 square meters, located at Ulitsa Smolnaya 24/D, 125445 Moscow, Russian Federation with conventional number 24228 (“Building”).

Article 2. Term of Lease

2.1	Initial Term. PREA shall have and hold the Building for a total term commencing on the Effective Date, and unless earlier terminated or extended according to the terms of this Lease, expiring at 23:59 on 5 September 2043 (“Term”).

2.2	Right to Renew. PREA, at its sole discretion, shall have the right to renew this Lease according to the same terms and conditions for one further term of fifteen years, provided however, that PREA shall notify the Fund in writing of its intent to renew this Lease, or the extension hereof, not later than twelve months prior to the end of the Term.

Article 3. Rent

3.1	Rent. In exchange for the Building, PREA shall pay the Fund annual rent (“Rent”) in the amount to be calculated as the difference between the Gross Collection (as defined below) for calendar year and the Expenses (as defined below) for the same calendar year. The amount of Rent exclusive of value added or other similar taxes shall be determined for each calendar year, beginning from 1 January 2004, in accordance with the following procedure:

3.1.1	PREA shall, prior to the beginning of each calendar year following 2004, deliver to the Fund an annual budget in U.S. Dollars, including an estimate of the Rent (“Estimated Rent”) for the upcoming calendar year (“Budget”). The Estimated Rent shall be calculated by PREA as the difference between the estimated Gross Collection and the estimated Expenses for the upcoming calendar year. The Budget shall identify all anticipated expenses and all anticipated collections planned for the upcoming calendar year in respect of the Building and the Land (as defined below) as individual line items. For each year following 2004 the Parties shall sign a protocol confirming the agreed Estimated Rent for the respective calendar year. If the Parties fail to sign such protocol on or before 15 January of each calendar year, the amount of Estimated Rent for such year shall be equal to the amount of Estimated Rent for the previous year.

The parties agree that the Estimated Rent for the calendar year 2004 is U.S. $4,800,000.00.

3.1.2	For the purpose of this Article 3 “Gross Collection” means total amounts, as calculated in U.S. Dollars, that are received from Tenants (as defined below) in relation to the subleasing of the Building and the use of the parking lot located on the Land, including communication charges, any other charges and commissions, all of which shall be exclusive of value added or other similar taxes that are due with respect to these payments.

For the purpose of this Article 3 “Expenses” means total amounts (exclusive of any value added and other similar taxes), as calculated in U.S. Dollars, of all expenses related to the operation of the Building, any costs and fees, if any, due or incurred with respect to maintenance of the Building, including costs of utilities, plumbing, air conditioning, heating, upkeep and repair, including current and capital repair, of the Building, including the cost of equipment and tools, costs of servicing such equipment, landscaping, ground maintenance and snow removal, costs of management of the Building, insurance costs, consulting fees, taxes, salaries of the Building staff, fees for rent review, lease renewals, re-lettings, costs of insurance reinstatement valuations or other valuations (requested by the Fund or required in connection with any system of local or other taxation), costs of administration of insurance claims and any matter requiring consideration or action as a consequence of any new or amended statute or requirement of any local, regional or federal level government organization, including the amount of rent payable by PREA to the Fund under the Land Sublease (as defined below), and other costs of PREA.

Costs of management of the Building (1) are calculated on the basis of their planned (accounted) amount that is 5% from the total of the following sums payable by the Tenants: base rent (2), payments for car parking (3) and Tenants estimated operating expenses (4) on the basis of the formula below:

(1) =	( (2)+(3)+(4) ) x 0.05
1.05

PREA is entitled at its own discretion to agree with the Tenants the procedure of recovering from the Tenants in full or in part the above expenses incurred by PREA in connection with maintenance and management of the Building.

3.1.3	PREA shall, within 60 days after the end of each calendar year, provide the Fund with a statement of the actual Rent, calculated in U.S. Dollars, for the relevant year calculated as the difference between the actual Gross Collection and the actual Expenses in that year.

The actual Rent shall be compared to the Estimated Rent for each calendar year and if actual Rent for a given year is different from the amount paid by PREA as Estimated Rent for that year, then the parties shall make a mutual reconciliation and make appropriate adjustment to the amount of Estimated Rent due for the current calendar year, by either increasing or decreasing the amount of the first quarterly payment of the Estimated Rent for the current calendar year.

The Fund may inspect PREA’s accounting records that were used to determine the actual Rent.

Article 4. Payments

4.1	Payment of Rent

4.1.1	Payment of Rent. PREA shall pay the Fund the Estimated Rent quarterly in arrears by equal installments not later than on the respective Payment Day. Payment Day for the purposes of this Lease means each 15 March, 15 June, 15 September and 15 December in every year (or where not a business day the immediately following business day).

4.1.2	Change of payment days. Each party shall have the right to request the change of the Payment Days, and the Rent payments shall then be made on the date(s) agreed by the parties in writing. If no alternative payment date is agreed by the parties, the Rent payments shall continue to be made no later than on the Payments Days.

4.2	Pro Rata Basis. To the extent this Lease may commence, terminate or expire on a day other than the first day of any calendar quarter, the Rent shall be pro rated to the actual number of calendar days the Lease is in effect, and shall be subject to any obligation of PREA to refund amounts of rents and contributions toward Operating Expenses collected from Tenants that must be returned pursuant to their lease agreements.

4.3	Manner of Payment. All amounts owing and payable to the Fund under this Lease shall be paid by bank transfer, in immediately available U.S. dollar or rouble funds as appropriate, to the authorized bank accounts designated by the Fund in writing. Any payments in roubles hereunder shall be calculated at the official exchange rate of the Central Bank of the Russian Federation effective on the date of payment.

4.4

Taxes. The parties have determined that in accordance with Russian legislation payments made under this Lease are not subject to value added tax in Russia. If at any time, however, applicable law should change such that value added tax is applicable to payments hereunder, or if a competent Russian Federation authority should determine value added tax applies, then the parties shall negotiate bona fide on adjustment of the Rent to reflect such changes. Each party shall pay its own income (profits) taxes.

4.5	Acceptance of Rent. The acceptance of Rent or any other payment by the Fund shall not constitute a waiver by the Fund of breach of covenant or obligations under this Lease.

4.6	Late Payments. If any payment due under this Lease is not made within 20 business days after the Payment Day (or other date agreed by the parties in accordance with section 4.1.2), PREA shall pay the Fund on demand interest at the rate of 1% per month of the amount due, compounded monthly and calculated on a pro rata basis with effect from the date due, unless otherwise agreed by the parties in writing.

Article 5. Fund’s Special Rights

5.1	Right of Entry. The Fund may enter the Building at reasonable hours and upon reasonable notice to inspect the Building to ensure PREA is complying with its obligations hereunder. In so doing, the Fund shall use its best efforts not to materially interfere with or disrupt the conduct of PREA’s business nor that of the Tenants.

5.2	Rent Free Office Space. The Fund may, at its discretion and with 30 calendar days notice to PREA, occupy up to 100 square meters of space in the Building without obligation to pay Base Rent for such space (“Rent Free Office Space”), provided that the space is unoccupied, and there are no current or prospective Tenants interested in leasing the Rent Free Office Space or part thereof. If the Fund elects to occupy the Rent Free Office Space, it shall undertake and pay all fit-out and related expenses. The Fund shall be responsible for and timely pay its pro rata share of all relevant expenses including Operating Expenses with respect to the Rent Free Office Space, according to the same formulas and at substantially similar times as the other Tenants in the Building. PREA shall promptly notify the Fund if the Rent Free Office Space or part thereof becomes the subject of lease negotiations between PREA and a prospective Tenant. The Fund shall provide unrestricted access to the Rent Free Office Space to all interested prospective Tenants for inspection pursuant to lease negotiations, upon one calendar day prior notice from PREA. The Fund shall vacate the Rent Free Office Space within 30 calendar days after receiving notice from PREA that the Rent Free Office Space has been let. If the Fund fails to vacate the Rent Free Office Space, as provided above, then the Rent due to the Fund under section 3.1 shall be reduced by the rents and other fees and payments foregone by PREA because of the Fund’s failure timely to vacate the Rent Free Office Space.

5.3	Parking. The Fund may request parking permits in connection with the Rent Free Office Space, and PREA shall provide such permits at its then current market rate, in an amount equivalent to 1 parking permit for every 100 leasable square meters of Rent Free Office Space occupied by the Fund.

Article 6. PREA’s Rights and Obligations

6.1	Use of the Building. The Building shall be used for general office and administrative purposes not inconsistent with applicable zoning regulations. PREA hereby agrees to comply with any and all laws, regulations and requirements applicable or in any way relating to the use and occupancy of the Building. PREA may, at its own discretion, and on terms and conditions acceptable to it, sublease all or part of the Building to good and reputable tenants (“Tenants”) and grant such Tenants the right to use the parking lot located on the Land.

6.2	Fit Out. Any portion of the Building that PREA or any Tenants finish and improve (“Fit Out”) shall be finished, improved or altered only in accordance with standards and requirements included in the Tenant Improvement Package dated 24 April 1996, as prepared by PREA’s architect, Fuller Associates Inc. and approved by the Fund.

6.3	Quiet Enjoyment. Upon paying the Rent, PREA may peaceably and quietly use and enjoy the Building, and shall have all rights of PREA hereunder during the Term without any manner of hindrance or molestation by any party claiming through or under the Fund.

6.4	Signs. PREA and the Tenants may install signs in or on the Building, provided however that all signs shall comply with the requirements of any governmental authority having jurisdiction over the Building, and PREA shall be solely responsible for such compliance. PREA shall ensure that, unless otherwise permitted by the Fund, all signs are removed prior to the expiration of the Term, and any damage caused by the installation or removal of any sign is completely repaired at PREA’s expense.

6.5	Maintenance and operation of the Building. The Fund hereby agrees that for so long as PREA continues to be a tenant of the Building, PREA shall have the right to carry out at its sole discretion, the property management of the Building for the purposes of fulfilling its obligations to the Tenants under the terms of respective subleases, and shall be entitled at its sole discretion to take any actions, either itself or by contracting to third parties, that PREA consider necessary and sufficient for the management, maintenance and operation of the Building.

6.6	Outgoings. PREA shall ensure that payments for all obligations that arise with respect to the Building and such as tax, utility and contractual obligations (except for property taxes and Land rent which shall be paid directly by the Fund) are paid in a timely manner as they become due.

6.7	Hire and Supervise Contractors and Building Staff. PREA shall have the right to hire on its own behalf and supervise contractors and Building staff, including accountants, administrators, architects, attorneys, caterers, drivers, electricians, exterminators, landscapers, maintenance, plumbing, security personnel and telecommunications providers, to ensure the smooth and efficient operation of the Building, and use such contractors and staff as necessary to fulfil the obligations of PREA pursuant to the terms of the sublease agreements with Tenants. PREA shall pay all payroll taxes and other contributions to the Russian Federation social funds on all salaries paid to the Building staff, as required by law.

Article 7. Fund’s Rights and Obligations

7.1	Provide Ownership Documents. The Fund shall provide to PREA copies of the ownership and related documents for the Building, including: (a) the current ownership certificate for the Building; (b) the current technical passport and other certificates, explications, floor plans and other relevant documents for the Building from the Bureau of Technical Inventory (BTI); (c) utility agreements for water, electricity, sewer and gas services (if any entered into by the Fund); and (d) the lease agreement for the Land and any amendments thereto. Additionally, the Fund shall make the original documents available to PREA and any existing or prospective Tenants on request.

7.2	Assist PREA. The Funds shall assist PREA as reasonably necessary from time to time to facilitate relations with government authorities, including tax authorities, and as necessary to ensure the smooth and efficient operation of the Building.

Article 8. Insurance, Casualty and Repair

8.1	Insurance. At all times during the Term, PREA shall obtain and maintain property and liability insurance policies in the scope and amount as is customary in the Russian market, and in no event less than PREA and the Fund deem prudent to cover their own interests in the Building, and the interests of any commercial lenders who have provided funds for the Building. PREA shall name PREA and the Fund and, where agreed by the parties, others providing funds for the benefit of the Building, as beneficiaries of the insurance to the extent of their respective interests in the Building, and PREA shall pay the costs for such insurance, which may be recovered from Tenants as part of their contributions toward Building Operating Expenses.

8.2	Repairs. PREA shall make all repairs (including capital repairs) to the Building and its operating systems to the extent such repairs may be necessary to maintain the Building in good repair and condition at its own cost. PREA shall inform the Fund of the capital repairs carried out in the Building and of any improvements and re-plannings of the Building that affect its capital structures.

8.3	Casualty.

8.3.1	Use of Insurance Proceeds. If the Building is damaged by fire or other casualty, PREA shall use available insurance proceeds to (a) reimburse Tenants for amounts that may be owing to them, including any reimbursement for advance rents and other payments that may be due in accordance with the terms of their lease agreements; and (b) repair the damage and rebuild the Building as appropriate, in that order. The Fund in a timely fashion shall take all such action and execute all such documents as may be necessary to make its insurance proceeds available to PREA for these purposes. To the extent the insurance proceeds are insufficient, PREA may, but shall not be obligated to, provide the additional funds required to undertake and complete the repairs.

8.3.2

Termination of Lease. PREA may, with the consent of the Fund, terminate this Lease if the damage to the Building shall be so great that, in PREA’s reasonable judgement: (a) repairs of such damage cannot be made within 120 calendar days after the occurrence of such damage, without the payment of overtime or other premiums, or; (b) PREA and the Fund decide to demolish or discontinue operating the Building, or; (c) the proceeds from applicable insurance policies are insufficient to finance the necessary repairs. If PREA should terminate the Lease under this section, it shall deliver all insurance proceeds that remain after sub-part (a) of section 8.3.1 above has been satisfied, and any financing PREA obtained for use in connection with the Building has been paid in full, to the Fund.

Article 9. Expiration and Termination

9.1	Expiration. Unless otherwise terminated or extended pursuant to the terms of this Lease, this Lease shall expire on the last day of the Term.

9.2	Earlier Termination. Either the Fund or PREA shall have the right to terminate this Lease: (1) upon the occurrence of a Default by the other party (as defined in Article 10 below) that has not been cured within the period provided in Article 10; or (2) if at any time the continuation of this Lease is prohibited by Russian law.

9.3	Settlement. Within 30 calendar days after the expiration or any termination of this Lease, the Fund shall reimburse PREA, according to PREA’s calculations, for all amounts expended by PREA in accordance with the budget for operation, maintenance, repair and improvement of the Building, plus any amounts payable to commercial lenders pursuant to loan agreements related to the Building.

9.4	Attornment. Unless otherwise provided in any sublease, the termination of this Lease prior to the expiration of the Term shall not terminate any sublease for office space executed hereunder, which shall continue, each according to its terms, with the Tenants attorned to the Fund, and the Fund attorned to the Tenants, as if the sublease agreements had been executed between the Fund and the Tenants directly.

9.5	Vacation of Building. Upon the expiration or termination of this Lease, PREA shall remove its goods and effects and shall yield up peacefully the Building to the Fund (subject to surviving subtenancies pursuant to section 9.4).

Article 10. Default

The failure of either party to fulfil materially its obligations under this Lease shall constitute a material breach and default of this Lease (a “Default”), provided that, the defaulting party shall have 30 calendar days after written demand by the other party to cure the Default (unless the Default involves a hazardous condition, in which case the Default shall be cured within two calendar days).

Article 11. Representations and Warranties

11.1	Fund’s Representations and Warranties. The Fund hereby represents and warrants:

11.1.1	The Building is zoned for use as non-residential office space, as currently contemplated pursuant to the terms of this Lease.

11.1.2	The Fund has and shall endeavour to comply with all laws and regulations of the Russian Federation, the City of Moscow, and any other applicable jurisdictions with respect to the Building, its Land lease with the City of Moscow dated 6 September 1994, and this Lease.

11.1.3	The Fund has clear and valid right of ownership to the Building.

11.1.4	The Fund has a valid land lease N M-09-000979 of 6 September 1994 with the City of Moscow (the “Land Lease”) for land plot with cadaster number 77-09-01010010 of 12,696 sq.m. under and surrounding the Building (the “Land”) and the Fund shall keep the Land Lease in effect for the term of this Lease or shall enter into a new land lease with the City of Moscow with respect to the whole of the Land, or shall acquire the ownership rights to the whole of the Land if permitted by the applicable legislation in case the Land Lease is terminated for any reason.

11.1.5	The Fund has a valid land sublease of 18 April 2000 with PREA (the “Land Sublease”) for the Land and the Fund shall keep the Land Sublease in effect for the term of this Lease or shall enter into a new land sublease with PREA with respect to the whole of the Land in case the Land Sublease is terminated for any reason. In the event the Fund acquires ownership rights to the Land, the Fund shall enter into a lease with PREA in respect of the whole of the Land as soon as reasonably practicable, but in any event not later than within 90 days of such ownership rights being acquired.

11.1.6	The Fund shall provide to PREA all assistance, information and documents necessary for the registration of this Lease with appropriate government agencies of the Russian Federation and/or the City of Moscow

11.2	PREA’s Representations and Warranties. PREA hereby represents and warrants:

11.2.1	PREA is a company duly registered in accordance with the laws of the State of Delaware, U.S.A., and has all legal rights, power and corporate authority to lease the Building.

11.2.2	PREA has the right, power and authority to execute and deliver this Lease and to perform the provisions hereof.

11.2.3	PREA shall endeavour to comply with all laws and regulations of the Russian Federation, the City of Moscow, and any other applicable jurisdiction with respect to the Building and this Lease.

11.2.4	The execution of this Lease by PREA, and the performance by PREA have been, to the extent required, duly authorized by all necessary action of PREA.

11.2.5	PREA shall endeavour to register this Lease with appropriate government agencies of the Russian Federation and/or the City of Moscow as required by applicable Russian legislation.

11.3	Breach of Representations and Warranties. To the extent that either party breaches any of the representations and warranties made hereunder, such breach shall constitute a material breach of the provisions of this Lease.

Article 12. Dispute Resolution

12.1	Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the Russian Federation.

12.2	Dispute Resolution. The parties shall attempt to resolve any dispute, disagreement or claim arising from or in connection with this Agreement, including any question of its existence, performance, validity, breach or termination, by amicable negotiation. If the parties are unable to resolve the dispute, disagreement or claim within 20 business days after written request to start such negotiations from either party to the other, then such dispute, disagreement or claim shall be referred to the settlement by the International Court of Commercial Arbitration under the Russian Federation Chamber for Commerce and Industry in accordance with its Rules.

Article 13. Additional Provisions

13.1	No Assignment. Neither party shall assign, delegate and/or transfer to third parties its rights and obligations under this Lease without the other party’s prior written consent, except PREA may assign its rights and obligations under this Lease to any entity controlling, controlled by or under the common control of PREA. This Lease shall be binding upon and inure to the benefit of the parties, their successors in interest, if any, and their respective permitted assigns and transferees.

13.2	No Partnership. Nothing in this Lease is intended nor shall be construed to create a partnership, joint venture or similar relationship between the parties, nor shall it be construed to create any rights in any third parties against the parties hereto.

13.3	Severability. If any provision of this Lease is or becomes invalid, ineffective, unenforceable or illegal for any reason, the remaining provisions shall continue in full force and effect. The parties shall amend any invalid provision so as to fulfil their original intent to the maximum extent possible.

13.4	Amendments. The parties may amend this Lease at any time, provided such amendments are made in writing, designated as an amendment to this Lease, and duly signed by both parties. All amendments to the Lease shall be subject to the state registration if required by law.

13.5	Notices. Notices required or permitted under this Lease shall be in writing and shall be delivered by: (1) an internationally accepted courier service, with signed receipt of delivery made; (2) hand-delivery, with signed receipt of delivery made; or (3) by facsimile, with a confirmation copy sent by internationally accepted courier service or hand-delivery, addressed to the parties hereto as follows (unless changed by a notice in accordance herewith from the party changing its address to the other party):

To PREA:	Managing Director Meridian Commercial Tower ul. Smolnaya 24/D 125445 Moscow, Russia

Fax	7 095 960 2920

To the Fund:	General Director of the Management Company of OAO “PIOGLOBAL” Gazetny pereulok, 5 103918 Moscow, Russian Federation

Fax	7 095 960 2905

Notices delivered pursuant to the terms of this section shall be deemed effective within three calendar days from the date when the notice is sent to the foregoing addresses.

13.6	Force Majeure. The parties shall be relieved of responsibility for any nonfulfillment in whole or in part of their obligations under this Lease, if such nonfulfillment is caused by force-majeure circumstance, including but not limited to such events as war, civil uprising, rebellion, civil or military conflict, acts of sabotage, strike, lockout, fire, floods, or other natural disasters. Notwithstanding the foregoing, if as a result of such force majeure circumstances, one of the parties is unable to fulfil its obligations, that party shall inform the other party immediately and take all measures that it deems expedient in order to protect the interests of the other party. The parties shall not have the right to demand compensation for any losses arising as a consequence of such unfulfilled obligations.

13.7	Liability of PREA. PREA shall not be liable directly or vicariously for the acts or omissions of, nor any damages caused to the Fund by any other party, including the acts or omissions of the Tenants. Except for PREA’s own acts of wilful misconduct or gross negligence, PREA shall not be liable for any damages caused to the Fund for actions taken in good faith in connection with performing its obligations under this Lease.

13.8	Limitation on Damages. Subject to section 13.7, if either party breaches any of its obligations under this Lease, such party shall compensate the other party for any actual damages, but shall not be liable for any subsequent or consequential damages suffered as a result of the breach.

13.9

Indemnification. Except when caused by the wilful misconduct or gross negligence of PREA, the Fund shall reimburse to PREA all costs and expenses and compensate all losses and damages that may arise as a result of all claims, costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities of any kind or nature that PREA may incur or sustain in good faith in connection with or arising out of its obligations under this Lease. Notwithstanding the foregoing, the Fund shall not be liable and shall not be obliged to reimburse to PREA any costs and expenses and compensate losses or damages that may arise as a result of any claims, damages or judgements related to any labour disputes arising from employment relationships established by PREA.

13.10	Cost and Expenses. Wherever in this Lease a provision is made for the doing of any act by any person it is understood and agreed that such act shall be done by such person at its own cost and expense unless otherwise stated.

13.11	Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the parties shall include where the context does no prohibit, their respective permitted successors and assigns. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. “Business day” means any day, other than Saturday, Sunday or any public holiday in the Russian Federation. “Operating Expenses” shall be as defined in the lease agreements between PREA and Tenants. All references to articles, sections and appendices shall mean articles, sections and appendices of this Lease, unless otherwise stated. All headings are inserted for convenience only and shall not affect construction of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease in four counterparts, two in English and two in Russian with one counterpart in each language for each party. In the case of differences in interpretation between the English and Russian text, the English text shall control.

[Signatures and seals of the parties.]

APPENDIX A

To the Master Lease Agreement between

Open Joint Stock Company “Real Estate Investment Fund PIOGLOBAL”

and

PREA, L.L.C.

Banking Requisites of the Parties

The Fund:	PREA:

Open Joint Stock Company “Real Estate

Investment Fund PIOGLOBAL”

OGRN 1027739441971

24/D Smolnaya Street

Moscow, 125445 Russian Federation

Rouble account

No. 40701 810 6 0070 0100081

in ZAO KB “Citibank”, Moscow

BIC 044525202

correspondent account

No. 30101 810 3 0000 0000202

currency account

No. 40701 840 4 0070 0100057

INN 7704038268

PREA, L.L.C.

One Faneuil Hall Marketplace

Boston, Massachusetts, 02109 U.S.A.

Representative office:

24/D Smolnaya Street

Moscow, 125445 Russian Federation

Rouble Account No. 40814810000831022801

with KAB Bank Societe Generale Vostok

BIC 044525957 and corresponding

account No. 30101810600000000957

also through KAB Bank Societe Generale Vostok

USD currency account No. 10228 0081 309 (USD) with KAB Bank Societe Generale Vostok, Moscow

(SWIFT: SOGERUMM)

via corresponding account No. 00171352 at

Societe Generale, New York (SWIFT:SOGEUS33)

Tax Identification No. 7700070140”

2	This Amendment shall constitute an integral part of the Lease and the Lease shall continue in full force and effect as hereby amended.

IN WITNESS WHEREOF, the parties hereby execute this Amendment to the Lease in six originals, three in Russian and three in English, one original copy in each language for each party and one for the registration authority. In the case of differences in interpretation between the English and the Russian text, the English text shall control.

PREA, L.L.C.	Open Joint Stock Company “Real Estate Investment Fund PIOGLOBAL”

/s/ JAMES SHEPPARD	/s/ ANDREI M. USPENSKY
James Sheppard	Andrei M. Uspensky
Managing Director	General Director of the Managing Company
(corporate seal)	ZAO PIOGLOBAL Asset Management

/s/ NIKOLAI I. PREOBRAZHENSKY
Nikolai I. Preobrazhensky
Chief Accountant
(corporate seal)